Exhibit 10.1

FOURTH AMENDMENT TO

SHARE SURRENDER AGREEMENT

This Fourth Amendment to the Share Surrender Agreement (the “Fourth Amendment”) is made and entered into as of August 7, 2012, by and between The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”), BlackRock, Inc., a Delaware corporation (“BlackRock”) and PNC Bancorp, Inc., a Delaware corporation and indirectly wholly owned subsidiary of PNC (“Bancorp”) (as successor to PNC Asset Management, Inc., a Delaware corporation (“PAM”) under an Assignment and Assumption Agreement entered into as of January 14, 2005 (the “Assignment and Assumption Agreement”) to the Share Surrender Agreement (as amended, the “Share Surrender Agreement”)), dated as of October 10, 2002. Capitalized terms used in this Fourth Amendment and not defined have the meanings set forth in the Share Surrender Agreement.

RECITALS

Pursuant to the Share Surrender Agreement, PAM has agreed to surrender and make available for long-term retention and incentive programs 4,000,000 shares of BlackRock Common and Series C Preferred Stock (together, “BlackRock Stock”). To date, Bancorp has surrendered an aggregate of 2,482,763 shares of BlackRock Stock to BlackRock in accordance with the Share Surrender Agreement. (The number of shares of BlackRock Stock equal to 4,000,000 shares minus the number of shares of BlackRock Stock surrendered in accordance with the Share Surrender Agreement shall be deemed the “Remainder Shares.”)

BlackRock, Bancorp and PNC now desire to clarify (i) the maximum number of Remainder Shares that may be funded on by Bancorp annually pursuant to the Share Surrender Agreement for Future Incentive Plans, and (ii) that the theoretical expense associated with awards forfeited at any time prior to their settlement or expiration may be reallocated to awards already issued or to new awards.

Accordingly, the parties to this Fourth Amendment agree, notwithstanding anything in the Share Surrender Agreement to the contrary, as follows:

1. Agreement as to Annual Funding Caps. The parties agree that BlackRock’s use of Remainder Shares during each annual period beginning with 2012 shall be limited such that PNC will not recognize in the aggregate more than $50 million in pre-tax expense in any one year (each an “Annual Funding Cap”) as a result of the use of such Remainder Shares as provided for in Section 1.2(b) of the Share Surrender Agreement, provided that the following adjustments to the method of calculation in Section 1.2(b) shall be made:

(i)	For the purposes of Clause (1)(y) of Section 1.2(b), “PNC’s ownership percentage in BlackRock” shall be the percentage ownership that would be used to determine PNC’s recognition of BlackRock’s income under equity method accounting principles regardless of whether the equity method of accounting is used by PNC with respect to its holdings in BlackRock at such time; and

(ii)	For the purposes of Clause (2) of Section 1.2(b), the “pre-tax expense directly recognized by PNC” shall be the theoretical expense applicable to the annual period that would be recognized by multiplying BlackRock’s per share book value times the number of Remainder Shares to be granted during the annual period divided by the vesting period; provided that forfeitures may be credited and reallocated in accordance with Paragraph 2 below of this Fourth Amendment.

2. Credit for Forfeitures; Ability to Reallocate or Use for New Awards. The expense related to Remainder Shares that is originally recognized in calculating each Annual Funding Cap with respect to any awards that are subsequently forfeited prior to their respective settlement or expiration shall be credited toward the aggregate funding availability under the applicable Annual Funding Cap and such expense may be reallocated to awards already issued during such annual award period (even if the forfeiture is subsequent to such period), or to awards to be issued during such period (in the event the forfeiture is prior to the end of such period). The amount used in calculating such credit shall equal the amount charged toward the Annual Funding Cap in connection with its initial grant in accordance with Section 1.2(b) of the Share Surrender Agreement as amended by this Fourth Amendment and not the then current fair market, book or any other value of any such Remainder Shares. Similarly, for the avoidance of doubt, when reallocating any credit resulting from a forfeiture to an award already outstanding, the expense that would have been recognized in connection with its initial grant shall be used as the charge against the remaining funding availability under the respective Annual Funding Cap and not the then current fair market, book or other value of the outstanding award.

3. Other Awards; No Other Amendments. Nothing in this Fourth Amendment or the Share Surrender Agreement is intended to limit any awards that may be made by BlackRock that are not intended to be funded by Bancorp pursuant to the Share Surrender Agreement. Except as expressly amended by this Fourth Amendment, the Share Surrender Agreement shall remain in full force and effect in accordance with its terms. For the avoidance of doubt, nothing in this Fourth Amendment is intended to reduce the total number of Remainder Shares available for the funding of Future Incentive Plans or to amend, restrict or limit the obligations of PNC and Bancorp to fund Future Incentive Plans with Remainder

Shares following the Third Award Period, pursuant to the terms of the Share Surrender Agreement, in a total amount equal to the 4,000,000 shares agreed to in the Share Surrender Agreement.

4. Counterparts. This Fourth Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

IN WITNESS WHEREOF, the parties have duly executed this Fourth Amendment as of the date first above mentioned.

BLACKROCK, INC.

By:	/s/ Joseph Feliciani
Name:	Joseph Feliciani
Title:	Managing Director

PNC BANCORP, INC.

By:	/s/ George P. Long, III
Name:	George P. Long, III
Title:	Assistant Secretary

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ George P. Long, III
Name:	George P. Long, III
Title:	Corporate Secretary